Exhibit 10.3

Exhibit Includes Redactions

Certain information identified with brackets ([$***]) has been excluded from this exhibit in accordance with Item 601(b) of Regulation S-K because it is both not material and is the type that the registrant treats as private or confidential.

CHANGE IN CONTROL AGREEMENT

This is a CHANGE IN CONTROL AGREEMENT (the “Agreement”) made as of July 8, 2021 (the “Effective Date”), by and between Superior Group of Companies, Inc., a Florida corporation (the “Company”) and Jordan Alpert, an individual resident of the State of Florida (the “Employee”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company (the “Board”) recognizes that the possibility of a Change in Control exists; and

WHEREAS, the Board has determined that it is important and in the best interest of the Company Group and the Company’s shareholders to retain the services of the Employee in the event of the possibility or occurrence of a Change in Control and to seek to ensure the Employee’s continued dedication and efforts in such event without undue concern for the Employee’s personal financial and employment security; and

WHEREAS, to induce the Employee to remain in the employ of a member of the Company Group, particularly in the event of a possibility or the occurrence of a Change in Control, the Company desires to enter into this Agreement with the Employee to provide the Employee with certain benefits in the event the Employee’s employment is terminated as a result of, or in connection with, a Change in Control of the Company.

NOW, THEREFORE, the parties agree as follows:

1.    Term of Agreement. Term. This Agreement is effective on the Effective Date and, unless sooner terminated by Employee pursuant to Good Reason, shall remain in full force and effect until the earlier of (a) Employee’s Termination of Employment, if such Termination of Employment (i) occurs prior to the date the Protected Period begins, (ii) is by Employee without Good Reason, or (iii) is by the Company (or another member of the Company Group) for Cause; (b) the end of the Protected Period, if the Employee has not had a Termination of Employment prior to the end of the Protected Period; or (c) the date that the Company has fully performed its obligations under Sections 3, 4.1, 4.2 and 4.3 of this Agreement, if Employee experiences a Qualifying Termination during the Protected Period or an Extended Qualifying Termination (the “Term”)

2.    Certain Definitions. In addition to any other definitions contained in this Agreement, the capitalized terms set forth below (in their singular and plural forms, as applicable) shall have the followings meanings:

2.1.“    Accrued Compensation” shall mean an amount which shall include all amounts earned or accrued through the Termination Date but not paid as of the Termination Date, including (i) base salary, (ii) reimbursement for reasonable and necessary expenses incurred by the Employee on behalf of the Company (or another member of the Company Group) during the period ending on the Termination Date, (iii) vacation pay and/or paid time off, (iv) bonuses and incentive compensation (other than the Pro Rata Bonus), and (v) all other amounts the Employee would have received with respect to services rendered prior to the Termination Date had he or she remained employed through the end of the calendar year in which the Termination Date occurred, such as commission payments.

2.2.“    Base Amount” shall mean the greater of the Employee’s annual base salary (i) at the rate in effect on the Termination Date or (ii) at the highest rate in effect at any time during the ninety (90) day period prior to a Change in Control, and shall include all amounts of the Employee’s base salary that are deferred under any qualified or non-qualified employee benefit plan of the Company or any other agreement or arrangement.

2.3.“    Bonus Amount” shall mean the average of the annual cash bonuses paid or payable to the Employee that were calculated based on the results of the three (3) full fiscal years ended immediately before the Termination Date (regardless of when paid) or, if greater, the three (3) full fiscal years ended immediately prior to a Change in Control.

2.4.“    Cause” shall have the same meaning as such term in any effective individual employment agreement that the Employee has entered into with the Company; provided, however, that in the event that the Employee does not have such an employment agreement or such an employment agreement does not define the term “Cause,” then “Cause” shall mean: (i) the Employee’s conviction under the laws of the United States or any state thereof, or pleading nolo contendere to, a crime constituting a felony under the laws of the United States or any state thereof, (ii) the Employee’s breach of a material term of this Agreement, (iii) the Employee’s breach of a material provision of any other agreement with the Company or other member of the Company Group addressing the terms of the Employee’s employment (“Employment Agreement”), (iv) a material breach of any restrictive covenant or confidentiality provision set forth in this Agreement or any Employment Agreement, or (v) the Employee’s (A) intentional and continual, and without justification, (1) failure to substantially to perform his or her reasonably assigned duties with the Company or other member of the Company Group or (2) failure to comply with corporate policies (other than a failure resulting from the Employee’s incapacity due to physical or mental illness, in each case without regard to whether such conduct occurred before or after a Change in Control), which failure continued for a period of at least thirty (30) days after a written notice of demand for substantial performance has been delivered to the Employee specifying in reasonable detail the manner in which the Employee has failed substantially to perform without the Employee undertaking actions reasonably likely to remedy or cure such non-performance, or (B) intentionally engaging in illegal conduct or gross misconduct which has directly caused material economic harm to the Company or any member of the Company Group.

2.5.“    Change in Control” shall mean the occurrence of one (1) of the following:

2.5.1.    an acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any person, immediately after which such person has “Beneficial Ownership” (within the meaning of Rule 13D-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of thirty percent (30%) or more of the combined voting power of the Company’s then-outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred, Voting Securities which are acquired in a Non-Control Transaction (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control;

2.5.2.    a merger, consolidation, reorganization or similar transaction or series of transactions involving the Company or involving any entity of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company (a “Subsidiary”), unless (A) the Voting Securities of the Company, immediately before such merger, consolidation or reorganization, continue immediately following such merger, consolidation or reorganization to represent, either by remaining outstanding or by being converted into voting securities of the surviving corporation resulting from such merger, consolidation or reorganization or its parent (the “Surviving Corporation”), at least two-thirds of the combined voting power of the outstanding voting securities of the Surviving Corporation; (B) the individuals who were members of the Board immediately before the execution of the agreement providing for such merger, consolidation or reorganization constitute two-thirds or more of the members of the board of directors of the Surviving Corporation; and (C) no person (other than the Company, any Subsidiary, any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation or any Subsidiary, or any person who, immediately before such merger, consolidation or reorganization had Beneficial Ownership of thirty percent (30%) or more of the then outstanding Voting Securities) has Beneficial Ownership of thirty percent (30%) or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities (a transaction described in clauses (A) through (C) above shall herein be referred to as a “Non-Control Transaction”). Further, any transaction in which a Benstock Family Member or an affiliate of a Benstock Family Member acquires any capital stock of the Company, including pursuant to transfers for estate planning purposes, will be considered a Non-Control Transaction. For this purpose, the Benstock Family Members will include any descendent of Gerald Benstock or his siblings, by marriage or blood.

2.5.3.    the approval by the Company’s shareholders of a complete liquidation or dissolution of the Company; or

2.5.4.    the consummation of a sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of the Company to any person (other than a transfer to a Subsidiary) effected in one transaction or in a series of transactions.

2.5.5.    Notwithstanding the foregoing, in the event any payment due to Employee under this Agreement would also constitute “deferred compensation” within the meaning of the Code Section 409A, either by design or due to a subsequent modification in the terms of such payment or as a result in a change in the law occurring after the Effective Date, then to the extent such payment is not exempt from the requirements of Code Section 409A by an applicable exemption, the term “Change in Control” shall mean an event that constitutes not only one (1) of the Change in Control events described above, but also constitutes a “change in control” within the meaning of the provisions of Code Section 409A. For purposes of the definition of a “Change in Control” under this Agreement, the provisions of section 318(a) of the Code regarding the constructive ownership of stock will apply to determine stock ownership; provided, that, Company stock underlying unvested stock options (including options exercisable for stock that is not substantially vested) will not be treated as owned by the individual who holds such stock options.

2.5.6.    For purposes of the definition of a “Change in Control” under this Agreement, “Company” includes (x) the Company, (y) the member of the Company Group for whom the Employee performs services, and (z) an entity that is a stockholder owning more than 50% of the total fair market value and total voting power (a “Majority Shareholder”) of the Company or the entity identified in (y) above, or any entity in a chain of entities in which each entity is a Majority Shareholder of another entity in the chain, ending in the Company or the entity identified in (y) above.

2.6.“    Code” shall mean the Internal Revenue Code of 1986, as amended.

2.7.“    Company Group” shall mean the Company and its current and future affiliates and subsidiaries or any of their successors or assignees.

2.8.“    Disability” shall mean the Employee’s inability to perform his or her material services for the Company (or other member of the Company Group) for a period of one hundred eighty (180) consecutive days as a result of incapacity due to mental or physical illness, which is determined to be total and permanent. A determination of Disability shall be made by a physician reasonably satisfactory to both the Employee (or his or her guardian) and the Company, provided that the Employee (or his or her guardian) and the Company do not agree on a physician, the Employee and the Company shall each select a physician and these two together shall select a third physician, whose determination as to Disability shall be final, binding and conclusive with respect to all parties. Notwithstanding the above, eligibility for disability benefits under any policy for long-term disability benefits provided to the Employee by the Company shall conclusively establish the Employee’s Disability.

2.9.“    Good Reason” shall mean the occurrence of any one or more of the following events or conditions, without the Employee’s express written consent, during the Protected Period:

2.9.1.    the material reduction or diminution in the Employee’s authority, duties or responsibilities with the Company with regard to the Legal Department, including, but not limited to, the continuous assignment of Employee of any duties materially inconsistent with Employee’s position with the Company, or a material negative change in the nature or status of Employee’s responsibilities or the conditions of Employee’s employment with the Company with regard to the Legal Department from those in effect immediately prior to the Protected Period;

2.9.2.    a material reduction in Employee’s annualized cash and benefits compensation opportunity, which shall include Employee’s base compensation, Employee’s annual target bonus opportunity and Employee’s aggregate employee benefits, as in effect immediately prior to the Protected Period, provided however that any changes in the compensation structure that are applied to all similarly situated individuals as a direct result of the changes to the corporate structure following a Change in Control will not constitute Good Reason; or

2.9.3.    the relocation of the Employee to an office or location which would increase his or her daily commute distance by more than (50) miles (one-way) from the location at which the Employee normally performed Employee’s services immediately prior to the Protected Period, except for travel reasonably required in the performance of the Employee’s responsibilities or the Employee being required to travel away from his or her office in the course of discharging his or her responsibilities or duties hereunder significantly more (in terms of either consecutive days or aggregate days in any calendar year) than was required of the Employee prior to the Protected Period.

Notwithstanding the foregoing, Employee is required to give written notice to Company of his or her intent to resign for Good Reason, describing the reason for the resignation in sufficient detail in order to allow Company the opportunity to address the situation. Such notice must be provided within sixty (60) days of the event(s) constituting Good Reason and must be given at least thirty (30) days in advance of the effective date of resignation. Company shall be entitled to thirty (30) days after the date of Employee’s written notice during which it can cure the situation. If the situation has not been cured within thirty (30) days after the date of Employee’s written notice, Employee may then resign for Good Reason, by written notice, effective immediately, which date shall be the effective date of resignation; provided, that, if Employee does not resign within thirty (30) days following such cure period, then such situation shall not constitute Good Reason. For avoidance of doubt, Good Reason shall not exist following an isolated, insubstantial or inadvertent action that is remedied within the cure period described in the preceding sentences.

2.10.“    Pro Rata Bonus” shall mean an amount equal to the annual incentive cash bonus earned and/or reasonably expected to be earned by the Employee for the calendar year in which the Termination of Employment occurred multiplied by a fraction the numerator of which is the number of days in the fiscal year through the Termination Date and the denominator of which is 365.

2.11.“    Protected Period” shall mean the period commencing thirty (30) days prior to a Change in Control and ending twenty-four (24) months following a Change in Control.

2.12.“    Successor” shall mean a person which has acquired or succeeded to all or substantially all of the assets or business of the Company (or another member of the Company Group for which the Employee provides services), including this Agreement, whether by operation of law or otherwise. To the extent that a division or subsidiary of the Company that employs employee is sold or otherwise divested, the Company shall ensure that this Agreement is assumed by the buyer.

2.13.“    Qualifying Termination” shall mean a Termination of Employment that occurs at any time during the Protected Period as a result of either (A) the Employee’s involuntary termination for any reason other than Cause, death or Disability or (B) the Employee’s termination for Good Reason.

2.14.“    Extended Qualifying Termination” shall mean a Termination of Employment that occurs at any time during the thirty-six (36) months immediately following the conclusion of the Protected Period as a result of either (A) the Employee’s involuntary termination for any reason other than Cause, death or Disability or (B) the Employee’s termination for Good Reason.

2.15.“    Termination Date” shall mean the date of the Termination of Employment.

2.16.“    Termination of Employment” shall mean the Employee’s “separation from service” with the Company (or another member of the Company Group) within the meaning of Treas. Reg. § 1.409A-1(h)(1)(ii).

3.    Vesting of Incentive and Equity Awards. Upon a Change in Control, all restrictions or performance criteria on any outstanding incentive awards under any incentive plan or arrangement shall lapse and be deemed to have been fully satisfied, as the case may be, and all such incentive awards shall become fully vested. If Employee experiences a Qualifying Termination during the Protected Period but prior to a Change in Control, Employee shall be deemed to be employed on the Change in Control for purposes of this Section 3.

4.    Payment Upon Qualifying Termination or Extended Qualifying Termination.

4.1.    Qualifying Termination Benefits and Compensation. If, during the term of this Agreement, the Employee incurs a Qualifying Termination within the Protected Period the Employee shall be entitled to the following compensation and benefits:

4.1.1.    The Company shall pay the Employee all Accrued Compensation and a Pro Rata Bonus.

4.1.2.    The Company shall pay the Employee as severance pay in lieu of any further compensation for periods subsequent to the Termination Date, a single payment in an amount equal to two (2) times the sum of (A) the Base Amount and (B) the Bonus Amount.

4.1.3.    The Company shall pay the Employee a single payment in an amount equal to the Company’s share of the monthly cost of medical, dental, vision, short term disability, long term disability and any similar benefits that the Employee was receiving on his or her behalf and his or her dependents’ behalf on the date immediately prior to the Qualifying Termination multiplied by twelve (12);

4.1.4.     The Company shall pay to the Employee a single payment equal to the greatest amount of annual employer contributions made on behalf of the Employee under the provisions of any qualified retirement plan in which the employee was a participant as of the date of the Qualifying Termination during any one of the last three completed fiscal years prior to the date of the Qualifying Termination.

4.2.    Extended Qualifying Termination Benefits and Compensation. If, during the term of this Agreement, the Employee incurs an Extended Qualifying Termination the Employee shall be entitled to the following compensation and benefits:

4.2.1.    The Company shall pay the Employee all Accrued Compensation and a Pro Rata Bonus.

4.2.2.    The Company shall pay the Employee as severance pay in lieu of any further compensation for periods subsequent to the Termination Date, a single payment in an amount equal to one (1) times the Base Amount.

4.3.    Timing and Conditions of Payment.

4.3.1.    The amounts provided for in Sections 4.1.1 and 4.2.1 shall be paid in a lump sum in cash within thirty (30) days following the Employee’s Termination Date.

4.3.2.    The payment of the amounts provided in Sections 4.1.2, 4.1.3, 4.1.4, and 4.2.2 of this Agreement shall be conditioned upon the execution, non-revocation, and delivery of a Release and Separation Agreement in a form similar to the one attached hereto as Exhibit A (the “Release”) by Employee within forty-five (45) days of the date of Employee’s Termination Date. The payments due under Sections 4.1.2, 4.1.3, 4.1.4, and 4.2.2 of this Agreement shall be made to the Employee on the sixtieth (60th) day following the Employee’s Termination Date, provided that the Company has received a properly executed Release by the Employee no later than the forty-fifth (45th) day following the Termination Date. If the Employee fails to properly execute and deliver the Release during the allowed forty-five (45) day period following the Employee’s Termination Date, the Employee agrees that he or she shall not be entitled to receive the benefits described in Sections 4.1.2, 4.1.3, 4.14, and 4.2.2 of this Agreement.

4.4.    Confidential Information and Restrictive Covenants. By becoming a party to this Agreement, the Employee hereby agrees to the provisions of this Section 3.3 provided that such covenants are in addition to, and do not supplant, supersede, modify or limit in any manner, any other confidentiality, non-disclosure, non-competition, non-solicitation, non-acceptance, non-piracy or other similar obligations imposed on Employee, whether imposed by law (including laws governing trade secrets, and Employee’s fiduciary duties to the Company Group), by contract, by generally applicable Company Group policy, or otherwise.

4.4.1.    Employee hereby acknowledges that, as an employee of the Company, he or she will be making use of, acquiring and adding to confidential information of a special and unique nature and value relating to the Company and its strategic plan and financial operations. Confidential Information shall mean, for purposes of this Agreement, all proprietary and other information relating to the business and operations of the Company and/or any affiliate which has not been specifically designated for release to the public. The Employee further recognizes and acknowledges that all Confidential Information is the exclusive property of the Company, is material and confidential, and is critical to the successful conduct of the business of the Company. Accordingly, the Employee hereby covenants and agrees that he or she will use confidential information for the benefit of the Company only, that he or she shall not at any time, directly or indirectly, divulge, reveal, acknowledge or communicate any confidential information to any person, firm, employer or entity whatsoever other than an employee of the Company that is authorized to possess such Confidential Information, or use any confidential information for his or her own benefit or for the benefit of others. This provision does not replace or supersede any other confidentiality agreement between the Employee and the Company or an affiliate.

4.4.2.    Employee agrees not to make negative comments or otherwise disparage any member of the Company Group or its officers, directors, employees, shareholders or agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation. The foregoing shall not be violated by truthful statements in response to legal process or required governmental testimony or filings.

4.4.3.    Employee acknowledges and agrees that a breach of the provisions contained in this section 4.3 will cause irreparable harm to Company (or another member of the Company Group); that damages arising from any such breach may be difficult to ascertain; that no adequate legal remedy exists; and that Company (or another member of the Company Group) has a legitimate business interest protected by this section 4.3. Accordingly, Company (or another member of the Company Group) shall be entitled to seek injunctive relief, damages, and any and all other legal and equitable remedies to which the Company (or another member of the Company Group) may be entitled, without the necessity of posting bond. Every right and remedy of Company (or another member of the Company Group) shall be cumulative, and Company (or another member of the Company Group), in its sole discretion, may exercise any and all rights or remedies stated in this Agreement and those otherwise available at law or in equity. The parties specifically covenant and agree that should any of the provisions set forth in this section 4.3 be declared by a court of competent jurisdiction to exceed the maximum time or areas of restriction which such court deems reasonable and enforceable, then said provisions shall be deemed amended to conform with the time and area restriction which such court considers reasonable and enforceable and shall be enforced as so amended. The parties agree that all members of the Company Group are intended third party beneficiaries of this section 4.3 and that the terms of this section 4.3 shall survive termination of this Agreement.

4.5.    No Additional Severance. Except as otherwise provided in Section 4.5 of this Agreement, the severance pay and benefits provided for in this Section 4 shall be in lieu of any other severance or termination pay to which the Employee may be entitled under any Company severance or termination plan, program, practice or arrangement.

4.6.    Employment and Retention Agreements. The benefits provided in this Section 4 shall not reduce or override any benefits, separation pay or compensation awards set forth in an individual employment, retention, or similar agreement between the Employee and the Company or any Successor.

4.7.    Coordination with Other Compensation and Benefits. The Employee’s entitlement to any other compensation or benefits shall be determined in accordance with the Company’s employee benefit plans and other applicable programs, policies and practices then in effect.

4.8.    Limitation. Notwithstanding the foregoing, the payments otherwise due under this Section 3 may be limited to the extent provided in Section 5 below.

5.    Excess Parachute Payments.

5.1.    Reduction. In the event that it shall be determined, based upon the advice of the independent public accountants for the Company (the “Accountants”), that any payment, benefit or distribution by the Company or affiliates (a “Payment”) constitute “parachute payments” under Section 280G(b)(2) of the Code, then, if the aggregate present value of all such Payments (collectively, the “Parachute Amount”) exceeds 2.99 times the Employee’s “base amount”, as defined in Section 280G(b)(3) of the Code (the “Employee Base Amount”), the amounts constituting “parachute payments” which would otherwise be payable to or for the benefit of the Employee shall be reduced to the extent necessary so that the Parachute Amount is equal to 2.99 times the Employee Base Amount (the “Reduced Amount”), provided that such amounts shall not be so reduced if the Company determines, based upon the advice of the Accountants, that without such reduction the Employee would be entitled to receive and retain, on a net after tax basis (including any excise taxes payable under Section 4999 of the Code), an amount which is greater than the amount, on a net after tax basis, that the Employee would be entitled to retain upon his or her receipt of the Reduced Amount. The Company’s determination shall be final and binding on the Employee.

5.2.    Manner of Reduction. If the determination made pursuant to Section 5.1 results in a reduction of the payments that would otherwise be paid to the Employee except for the application of Section 5.1, the Employee may then elect, in his or her sole discretion, which and how much of any particular entitlement shall be eliminated or reduced and shall advise the Company in writing of his or her election within ten (10) days of the determination of the reduction in payments. Notwithstanding the foregoing, however, none of the selected Payments may be “nonqualified deferred compensation” subject to Section 409A of the Code. In the event the Employee fails to select an order in which Payments are to be reduced, or cannot select such an order without selecting payments that would be “nonqualified deferred compensation” subject to Section 409A of the Code, the Company shall (to the extent feasible) make the determination as to the the order in which such payments would be made (with reduction of payments in reverse chronological order (that is, the payment owed on the latest date following the occurrence of the event triggering the excise taxes under Section 4999 of the Code will be the first payment to be reduced)

6.    Binding Agreement; Nonalienation.

6.1.    Binding Agreement.

6.1.1.    This Agreement and all rights of the Employee hereunder shall inure to the benefit of and be enforceable by the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Employee should die while any amounts would still be payable to him hereunder if he or she had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Employee’s devisee, legatee or other designee or, if there be no such designee, to the Employee’s estate.

6.1.2.    This Agreement shall be binding upon and shall inure to the benefit of the Company and its Successors, and the Company shall require any Successor to enter into a written undertaking to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The failure of the Company to obtain such a written agreement shall not adversely affect the right of the Employee to enforce the terms of this Agreement against any Successor.

6.2.    Nonalienation. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Employee or by the Employee’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution.

7.    Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service, or sent by email transmission, to the recipient at the address below indicated:

In the case of Employee, to Employee at the most recent address set forth in the payroll records of the Company, or by email at the email address included in the signature page to this Agreement or, if none is listed, the most recent email address set forth in the payroll records of the Company.

In the case of the Company, to:

Superior Group of Companies, Inc.

10055 Seminole Blvd.

Seminole, FL 33772

Attn: Chief Executive Officer

Email: mbenstock@superiorgroupofcompanies.com

Or, in each case, such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

8.    Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Employee’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company, or other member of the Company Group (except during the Protected Period for any severance or termination policies, plans, programs or practices) and for which the Employee may qualify, nor shall anything herein limit or reduce such rights as the Employee may have under any other agreements with the Company or other member of the Company Group (except during the Protected Period for any severance or termination agreement). Amounts which are vested benefits or which the Employee is otherwise entitled to receive under any plan or program of the Company or other member of the Company Group shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

9.    Modification or Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No representations, oral or otherwise, express or implied, with respect to the subject matter hereof, have been made by either party which are not expressly set forth in this Agreement.

10.    Further Assurances. The parties to this Agreement will execute and deliver, or cause to be executed and delivered, such additional or further documents, agreements or instruments and shall cooperate with one another in all respects for the purpose of carrying out the transactions contemplated by this Agreement.

11.    Governing Law; Etc.

11.1.    Florida Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida without giving effect to the conflict of laws principles thereof.

11.2.    Venue; Process. The parties to this Agreement agree that jurisdiction and venue in any action brought pursuant to this Agreement to enforce its terms or otherwise with respect to the relationships between the parties shall properly lie in and only in the Circuit Court of the Sixth Judicial Circuit of the State of Florida in and for Pinellas County (the “Circuit Court”) and the parties agree that jurisdiction shall not properly lie in any other jurisdiction provided, however, if jurisdiction does not properly lie with the Circuit Court, the parties agree that jurisdiction and venue shall properly lie in and only in the United States District Court for the Middle District of Florida, Tampa Division. The parties hereby waive any objections which they may now or hereafter have based on venue and/or forum non conveniens and irrevocably submit to the jurisdiction of any such court in any legal suit, action or proceeding arising out of or relating to this Agreement. The parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by statute or rule of court. Employee affirms that Employee has sufficient contact with Florida such that Employee would reasonably anticipate being haled into said courts in Florida regarding this Agreement or any other contract or issues arising between the parties to this Agreement. Company shall have the right, alternatively, to elect to enforce this Agreement in a state in which Employee resides and, if the Company (or another member of the Company Group) so elects that state’s jurisdiction, Employee also agrees that Employee waives any and all personal rights under the laws of that state to object to jurisdiction and venue therein for purposes of the Company (or another member of the Company Group) seeking to enforce this Agreement in that state using that state’s laws.

11.3.    WAIVER OF JURY TRIAL/CLASS OR COLLECTIVE ACTION. (EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LAWSUIT, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, RELATED TO, OR IN CONNECTION WITH THIS AGREEMENT AND/OR EMPLOYEE’S EMPLOYMENT WITH THE COMPANY (OR ANOTHER MEMBER OF THE COMPANY GROUP). EMPLOYEE AGREES TO WAIVE ANY RIGHT EMPLOYEE MAY HAVE TO BE A MEMBER OF A CLASS OR COLLECTIVE ACTION LAWSUIT OR A REPRESENTATIVE OF A CLASS OR COLLECTIVE ACTION LAWSUIT AGAINST THE COMPANY OR ANOTHER MEMBER OF THE COMPANY GROUP (AND/OR ITS OR THEIR OWNERS, DIRECTORS, OFFICERS, MANAGERS, EMPLOYEES, OR AGENTS) ARISING OUT OF, RELATED TO, OR IN CONNECTION WITH EMPLOYEE’S EMPLOYMENT WITH THE COMPANY (OR ANOTHER MEMBER OF THE COMPANY GROUP) AND/OR THE TERMINATION OF THAT EMPLOYMENT.

12.    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the provisions hereof and the remaining provisions of this Agreement shall remain in full force and effect. If any provision or term of this Agreement is susceptible to two or more constructions or interpretations, one or more of which would render the provision or term void or unenforceable, the parties agree that a construction or interpretation which renders the term or provision valid shall be favored.

13.    Construction. Unless the context of this Agreement otherwise clearly requires, (a) references to the plural include the singular, and references to the singular include the plural; (b) references to any gender include the other genders; (c) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”; (d) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (e) the term “person” means and refers to any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or governmental entity; and (f) the term “Company,” as used in this Agreement, shall mean the Company as hereinbefore defined and any Successor or assignee to the business or assets which by reason hereof becomes bound by this Agreement.

14.    Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

15.    Counterparts; Electronic Signature; Transmittal. This Agreement may be executed in one or more counterparts, each of which when executed and delivered shall be an original, and all of which together shall constitute one and the same instrument. An electronic signature (whether digital or encrypted, such as one transmitted via DocuSign) and/or a signature transmitted via electronic means (such as one transmitted via facsimile or in a PDF format via email) shall be effective to bind the party that transmitted the signature to the same extent as would a handwritten signature.

16.    No Implied Employment Contract. This Agreement shall not be deemed to give the Employee any right to be retained in the employ of the Company (or any other member of the Company Group).

17.    Deduction for Tax Purposes. The Company’s obligations to make payments under this Agreement are independent of whether any or all of such payments are deductible expenses of the Company for federal income tax purposes.

18.    Successor to Company. This Agreement shall bind any Successor of the Company or another member of the Company Group, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Agreement if no succession had taken place. In the case of any transaction in which a Successor would not by the foregoing provision or by operation of law be bound by this Agreement, the Company (or such other member of the Company Group) shall require such Successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

19.    Withholding. All payments to the Employee in accordance with the provisions of this Agreement shall be subject to applicable withholding of local, state, federal and foreign taxes, as determined in the sole discretion of the Company.

20.    Power and Authority of the Company. The Company (or another member of the Company Group that may be a party to this Agreement) represents and warrants that it has full power and authority to enter into this Agreement and that the person signing this Agreement on behalf of the Company has been duly authorized and empowered by the proper authority of the Company, or such other member of the Company Group that may be party to the Agreement, if required, to effect that execution.

21.    Acknowledgements. Employee acknowledges that he has read and understands the provisions of this Agreement, that Employee has been given an opportunity for his legal counsel to review this Agreement, that Employee’s legal counsel has reviewed and advised Employee regarding this Agreement (including, but not limited to, its choice of law, venue, and forum provisions), that the provisions of this Agreement are reasonable, that Employee enters into this Agreement voluntarily without duress or pressure from the Company (or any other member of the Company Group) and with full knowledge and understanding of the contents, nature, and effect of this Agreement, and that Employee has received a copy of this Agreement.

22.    Section 409A. It is intended that any amounts payable pursuant to this Agreement will either be exempt from or comply with the requirements of Section 409A of the Code (and any regulations and guidelines issued thereunder) and the Agreement shall be interpreted on a basis consistent with such intent. Notwithstanding any provision to the contrary in this Agreement, if Employee is deemed on the date of Employee’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code, such payment shall not be made prior to the earlier of (a) the expiration of the six (6)-month period measured from the date of Employee’s “separation from service,” or (b) the date of Employee’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 22 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to Employee in a lump sum and any remaining payments due under this Agreement shall be paid in accordance with the normal payment dates specified for them herein. Notwithstanding any provision of this Agreement to the contrary, to the extent required to comply with Section 409A of the Code or an exemption thereto, for purposes of determining Employee’s entitlement to any compensation payable upon Employee’s termination of employment, Employee’s employment will be deemed to have terminated on the date of Employee’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company Group. Whenever payments under this Agreement are to be made (i) pursuant to different provisions hereof or (ii) in installments, each such payment or installment shall be deemed to be a separate payment for purposes of Section 409A of the Code. No action or failure to act, pursuant to this Section 22 shall subject the Company Group to any claim, liability, or expense, and the Company Group shall not have any obligation to indemnify or otherwise protect Employee from the obligation to pay any taxes pursuant to Section 409A of the Code. With respect to any reimbursement or in-kind benefit arrangements of the Company Group that constitute deferred compensation for purposes of Section 409A of the Code, the following conditions shall be applicable: (A) the amount eligible for reimbursement, or in-kind benefits provided, under any such arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such arrangement in any other calendar year (except that the health and dental plans may impose a limit on the amount that may be reimbursed or paid if such limit is imposed on all participants), (B) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (C) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the Effective Date.

EMPLOYEE

By: /s/ Jordan Alpert

Printed Name: Jordan Alpert

Email:          [***]

SUPERIOR GROUP OF COMPANIES, INC.

By:

Printed Name:

Title:

Email: [***]